Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 19, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.074625 per unit, payable on November 15, 2012, to unit holders of record on October 31, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution increased from the previous month due to the increased price of oil offset by the decreased price of gas. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 37,395 bbls and 104,985 Mcf. The average price for oil was $88.54 per bbl and for gas was $4.10 per Mcf. This would primarily reflect production for the month of August for oil and the month of July for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Approximately seven workover wells were completed in the month of September. In addition, one horizontal well was completed in August. Capital expenditures were approximately $2,502,742. The numbers provided reflect what was net to the Trust.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

	Net to Trust Sales Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	37,395	104,985	$88.54	$4.10	**
Prior Month	35,264	70,576	$81.53	$4.98	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085